CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

THE BOARD OF DIRECTORS
RINO INTERNATIONAL CORPORA'I'ION (PREVIOUSLY JADE MOUNTAIN CORPORATION)

We hereby consent to the incorporation by reference in this Registration Statement of RINO International Corporation on Form S-3 dated on or about October 6, 2009 of our report dated January 23. 2008 to the consolidated financial statements of RINO International Corporation and its subsidiaries for the fiscal year ended December 31, 2007, which appears in the Company's Annual Report on Form 10-K for the year ended December 31, 2008 and the related consolidated balance sheets, consolidated statements of income and comprehensive income, shareholders' equity and cash flows for the year then ended.

We also consent to the reference to our firm under the caption "Experts" included in this Registration Statement.

/s/ JIMMY C.H. CHEUNG & CO.

JIMMY C.H. CHEUNG & CO.
Certified Public Accountants

Hong Kong

October 6, 2009